Exhibit 99.1

FOR IMMEDIATE RELEASE

DayStar Technologies Announces First Sales

Agreement of

Photovoltaic Foil™ to Blitzstrom, GmbH

Purchase Agreement Negotiated During the 20th European Photovoltaic Solar

Energy Conference in Barcelona, Spain Calls for Up to 30 Megawatts of

TerraFoil™ Product

HalfMoon, NY – (PR NEWSWIRE) – June 9, 2005 – DayStar Technologies, Inc. (NASDAQ:DSTI), a developer and manufacturer of proprietary high performance photovoltaic products including silicon-free solar cells on specialty metal foils, today announced the signing of a purchase agreement with Blitzstrom, GmbH for Blitzstrom’s purchase of DayStar’s exclusive TerraFoil™ solar cells. Contingent on DayStar’s ramp-up of its production capacity, the agreement calls for monthly delivery of TerraFoil™ escalating in volume through the end of 2008 with price based on a variable market-competitive pricing mechanism.

DayStar’s Photovoltaic Foil™ product line, also known as PV Foil™, is an entirely different entry into a solar cell market which relies heavily on legacy silicon wafer design. In comparison, PV Foil™ is silicon-free and highly flexible which, when combined with the Company’s unique approach to manufacturing, can result in tremendous economies of scale and volume that could lower costs and deployment barriers currently limiting the adoption of solar energy.

Located in Mainbernheim, Germany, Blitzstrom, GmbH is a prevailing PV system integrator of Megawatt-scale PV power plants and distributor of photovoltaic systems and components in Germany and the European Union. The Company specializes in integrating new technology solutions for existing energy markets and is the largest provider of crystalline thin-film PV modules in Europe. Blitzstrom’s solar module fabrication facility will incorporate DayStar’s solar cells to produce and distribute traditional flat-plate modules for resale in their systems and projects.

Samples for module and array testing will be delivered in the near future, with initial product shipments slated for the third quarter of 2005. The purchase schedule through 2008, closely tracks with DayStar’s planned manufacturing capacity ramp up and capitalization strategy. Full realization of the purchase agreement would result in revenues of up to $60 million using today’s market price for the silicon cells they replace. Near term costs are likely to exceed projected revenue under this contractual arrangement until DayStar transitions its production of TerraFoil™ solar cells from the existing Gen II line to its planned lower cost Gen III production.

Also detailed in the agreement, Blitzstrom and DayStar will collaborate on marketing efforts and explore development opportunities for other distinctive product manufacturing and systems design for residential, commercial, industrial and utility-scale solar facilities.

“We are pleased to enter into this purchase agreement which puts an exclamation point on the Company’s first sale and strongly validates our discreet CIGS solar cell product design,”

commented Dr. John R. Tuttle, CEO of DayStar Technologies. “This agreement also demonstrates Blitzstrom’s confidence in our manufacturing development and scale-up plans to deliver large quantities of PV Foil™. Additionally, TerraFoil™ complements Blitzstrom’s extensive product line, deployment experience and unique focus in thin-film PV system integration and module manufacturing. We look forward to working closely with Blitzstrom on the introduction of Photovoltaic Foil™ into one of the largest and most successful markets for PV in the World.”

“DayStar represents a unique opportunity for Blitzstrom to introduce this innovative thin-film manufacturer to our projects,” said Bernhard Beck, CEO of Blitzstrom. “With the mutual goal of delivering high quality, cost competitive, alternative and efficient non-silicon PV systems to our expanding markets, we believe this sale will further strengthen both Companies positions in the marketplace and eventually lead to exceptional cost competitiveness required for continued growth in Germany and throughout Europe.”

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company’s patented and proprietary products include silicon-free CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from commodity computer component manufacturing. DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates can lead to solar electricity at commercially viable rates. For more information on the Company, please visit www.daystartech.com

About Blitzstrom GmbH

Blitzstrom GmbH is one of the leading sellers of thin-film modules and systems. Blitzstrom provides ready-to-use solutions in roof-mounted photovoltaic systems of all sizes to resellers and vendors alike. The product range comprises small self-sufficient solar power generators as well as large-scale grid-tied solar power plants. The solar power systems are flexibly scalable, a strong argument when it comes to converting the large and varying roof or free field areas of farm facilities into a solar power plant. Moreover, personal contribution of the future owner during system set-up is greatly supported by the easy-to-handle design, giving a great opportunity for cost savings. Flexible technological solutions and extensive consulting regarding performance optimization and financing are the cornerstones of the integrated services provided by Blitzstrom GmbH. For more information on the Company, please visit www.blitzstrom.de

Website for the 20th European Photovoltaic Solar Energy Conference

http://www.photovoltaic-conference.com/

Photovoltaic Foil™, PV Foil™, TerraFoil™ and LightFoil™ are registered trademarks of DayStar Technologies, Inc.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group

407-585-1080 or via email at dsti@efcg.net